September 2016
Pricing Supplement Registration Statement Nos. 333-209682 and 333-209682-01 Dated September 9, 2016 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities and Commodities

Buffered Participation Securites Based on the Performance of a Basket of the VanEck VectorsTM Gold Miners ETF and Gold due September 14, 2022

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The securities will pay no interest and provide a minimum payment at maturity of only 30.00% of the stated principal amount. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus unleveraged upside performance of the basket, subject to a maximum payment at maturity. If the basket has declined in value, but has not declined by more than the specified buffer amount, investors will receive the stated principal amount of their investment. However, if the basket has declined by more than the buffer amount, at maturity investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 30.00% of the stated principal amount. Investors may lose up to 70.00% of the stated principal amount of the securities at maturity. The securities are for investors who seek exposure to an equally weighted basket of an equity exchange-traded fund and a commodity specified below and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the buffer feature that applies to a limited range of negative performance of the basket. At maturity, an investor will receive an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the basket closing value on the valuation date. The securities are unsecured and unsubordinated obligations of JPMorgan Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

FINAL TERMS
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Basket:	Basket components VanEck VectorsTM Gold Miners ETF (the “ETF”) Gold	Bloomberg ticker symbol GDX GOLDLNPM	Basket weighting 50% 50%
We refer to shares of the ETF as the ETF Shares and to the ETF Shares and Gold collectively as the basket components.
Aggregate principal amount:	$7,205,000
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $10 stated principal amount security,
$10 + ($10 × basket percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is equal to the initial basket value or is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 30.00%, for each $10 stated principal amount security,
$10
If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 30.00%, for each $10 stated principal amount security,
$10 × (basket performance factor + buffer amount)
This amount will be less than the stated principal amount of $10 per security. However, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., under no circumstances will the securities pay less than $3.00 per security at maturity.
Maximum payment at maturity:	$17.00 (170.00% of the stated principal amount) per security
Buffer amount:	30.00%
Minimum payment at maturity:	$3.00 per security (30.00% of the stated principal amount)
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	September 9, 2016
Original issue date (settlement date):	September 14, 2016
Valuation date:	September 9, 2022, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement, as supplemented by “Annex A — Postponement of a Determination Date” in this document
Maturity date:	September 14, 2022, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per securities	$10.00	$0.30(2)	$9.65
		$0.05(3)
Total	$7,205,000.00	$252,175.00	$6,952,825.00
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $0.30 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

The estimated value of the securities on the pricing date was $9.858 per $10 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Risk Factors” beginning on page 9 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Buffered Participation Securities Based on the Performance of the VanEck VectorsTM Gold Miners ETF and Gold due September 14, 2022

Principal at Risk Securities

  Terms continued from previous page:

Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Basket performance factor:	final basket value / initial basket value
Basket closing value:	The basket closing value on the valuation date will be calculated as follows: 100 × [1 + sum of (component return of each basket component × basket weighting of that basket component)]
Share adjustment factor:	The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.
Component return:	With respect to each basket component: (final component value – initial component value) initial component value
Initial component value:	With respect to the ETF Shares, the closing price of one ETF Share on the pricing date, which was $26.38 With respect to gold, the gold spot price on the pricing date, which was $1,330.85
Final component value:	With respect to the ETF Shares, the closing price of one ETF Share on the valuation date With respect to gold, the gold spot price on the valuation date
Gold spot price:	On any day, the official afternoon London gold price for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars per troy ounce, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and displayed on the Bloomberg Professional® service under the symbol “GOLDLNPM” on that day.
Gold:	References to “gold” in this document refer to gold that meets the LBMA’s specifications for good delivery and fineness.
CUSIP / ISIN:	46646X423 / US46646X4236
Listing:	The securities will not be listed on any securities exchange.

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Principal at Risk Securities

Investment Summary

Buffered Participation Securities

Principal at Risk Securities

The Buffered Participation Securities Based on the Performance of the VanEck VectorsTM Gold Miners ETF and Gold due September 14, 2022, which we refer to as the securities, can be used:

▪	To potentially achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity.

▪	To obtain a buffer against a specified level of negative performance in the basket.

Maturity:	Approximately 6 years

Maximum payment at maturity:	$17.00 (170.00% of the stated principal amount) per security

Buffer amount:	30.00%

Minimum payment at maturity:	$3.00 per security. Investors may lose up to 70.00% of the stated principal amount of the securities at maturity.

Basket weightings:	50% for the each of the basket components

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the ETF is a “Fund” and gold is an “Underlying.”

The terms set out in Annex A to this document will apply to the notes offered by this pricing supplement, notwithstanding anything to the contrary in the accompanying product supplement.

The securities are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The securities are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, which is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

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Principal at Risk Securities

Key Investment Rationale

The securities offer unleveraged exposure to a basket, while providing limited protection against negative performance of the basket. If the basket has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the basket, subject to the minimum payment at maturity. At maturity, if the basket has appreciated, investors will receive the stated principal amount of their investment plus unleveraged upside performance of the basket, subject to the maximum payment at maturity. At maturity, if the basket has depreciated and (i) if the basket has not depreciated by more than the specified buffer amount, investors will receive the stated principal amount of their investment or (ii), if the basket has depreciated by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount. Investors may lose up to 70.00% of the stated principal amount of the securities at maturity.

Upside Scenario	The final basket value is greater than the initial basket value and, at maturity, the securities pay the stated principal amount of $10 plus a return equal to the basket percent increase, subject to the maximum payment at maturity of $17.00 (170.00% of the stated principal amount) per security.

Par Scenario	The final basket value is equal to the initial basket value or declines in value by no more than 30.00% and, at maturity, the securities pay the stated principal amount of $10 per security.

Downside Scenario	The final basket value is less than the initial basket value by more than 30.00% and, at maturity, the securities pay an amount that is less than the stated principal amount. This decrease will be by an amount that is proportionate to the percentage decline of the final basket value from the initial basket value, plus the buffer amount of 30.00%. (Example: if the basket decreases in value by 50%, the securities will pay an amount that is less than the stated principal amount by 50% plus the buffer amount 30.00%, or $8.00 per security.) The minimum payment at maturity is $3.00 per security, subject to the credit risk of JPMorgan Financial and JPMorgan Chase & Co.

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Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security

Maximum payment at maturity:	$17.00 (170.00% of the stated principal amount) per security

Buffer Amount:	30.00%

Minimum payment at maturity:	$3.00 per security

How it works

▪	Upside Scenario. If the final basket value is greater than the initial basket value, for each $10 principal amount security, investors will receive the $10 stated principal amount plus a return equal to the appreciation of the basket over the term of the securities, subject to the maximum payment at maturity. Under the terms of the securities, an investor will realize the maximum payment at maturity at a final basket value of 170.00% of the initial basket value.

▪	For example, if the basket appreciates 5%, investors will receive a 5% return, or $10.50 per security.

▪	Par Scenario. If the final basket value is equal to the initial basket value or is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 30.00%, investors will receive the stated principal amount of $10 per security.

▪	Downside Scenario. If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 30.00%, investors will receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the final basket value from the initial basket value plus the buffer amount of 30.00%. The minimum payment at maturity is $3.00 per security.

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Principal at Risk Securities

▪	For example, if the basket depreciates 50%, investors will lose 20% of their principal and receive only $8.00 per security at maturity, or 80% of the stated principal amount.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Payouts on the Securities at Maturity

Below are four examples of how to calculate the payment at maturity based on the hypothetical values of the basket components in the respective tables below. The following hypothetical examples are provided for illustrative purposes only. Actual results may vary.

Example 1: The final basket value is greater than the initial basket value, and the payment at maturity is less than the maximum payment at maturity.

Basket component	Weight in basket	Hypothetical initial component value	Hypothetical final component value	Component return
ETF Shares	50%	$26.00	$26.65	+2.50%
Gold	50%	$1,300.00	$1,332.50	+2.50%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket value = 100 × [1 + sum of (component return of each basket component × basket weighting of that basket component)]

Using the hypothetical values above, the sum of the component return of each basket component times the basket weighting of that basket component:

[($26.65 - $26.00) / $26.00] × 50% = 1.25%

[($1,332.50 - $1,300.00) / $1,300.00] × 50% = 1.25%

Final basket value                      =        100 × (1 + 1.25% + 1.25%), which equals 102.50

Basket percent increase            =        (102.50 – 100) / 100, which equals 2.50%

The payment at maturity per security will equal $10 plus the product of (i) $10 times (ii) the basket percent increase, subject to the maximum payment at maturity.

$10 + ($10 × 2.50%) = $10.25

Because this amount would not result in a payment at maturity that would exceed the maximum payment at maturity of $17.00 per security, the payment at maturity will equal $10.25.

Example 2: The final basket value is greater than the initial basket value, and the payment at maturity is equal to the maximum payment at maturity.

Basket component	Weight in basket	Hypothetical initial component value	Hypothetical final component value	Component return
ETF Shares	50%	$26.00	$46.80	+80.00%
Gold	50%	$1,300.00	$2,340.00	+80.00%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket value = 100 × [1 + sum of (component return of each basket component × basket weighting of that basket component)]

Using the hypothetical values above, the sum of the component return of each basket component times the basket weighting of that basket component:

[($46.80 - $26.00) / $26.00] × 50% = 40.00%

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[($2,340.00- $1,300.00) / $1,300.00] × 50% = 40.00%

Final basket value	= 100 × (1 + 40% + 40%), which equals 180

Basket percent increase	= (180 – 100) / 100, which equals 80%

The payment at maturity per security will equal $10 plus the product of (i) $10 times (ii) the basket percent increase, subject to the maximum payment at maturity.

$10 × ($10 × 80%) = $18.00

Because this amount would result in a payment at maturity that would exceed the maximum payment at maturity of $17.00 per security, the payment at maturity will equal the maximum payment at maturity of $17.00 per security.

Example 3: The final basket value is less than the initial basket value, but has decreased by an amount less than the buffer amount.

Basket component	Weight in basket	Hypothetical initial component value	Hypothetical final component value	Component return
ETF Shares	50%	$26.00	$23.40	-10.00%
Gold	50%	$1,300.00	$1,170.00	-10.00%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket value = 100 × [1 + sum of (component return of each basket component × basket weighting of that basket component)]

Using the hypothetical values above, the sum of the component return of each basket component times the basket weighting of that basket component:

[($23.40 - $26.00) / $26.00] × 50% = -5.00%

[($1,170.00- $1,300.00) / $1,300.00] × 50% = -5.00%

Final basket value	= 100 × [1 + (-5%) + (-5%)], which equals 90

The payment at maturity per security will equal $10.

Because the final basket value is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 30.00%, investors will receive the stated principal amount of $10 per security.

Example 4: The final basket value is less than the initial basket value and has decreased by an amount that is more than the buffer amount.

Basket component	Weight in basket	Hypothetical initial component value	Hypothetical final component value	Component return
ETF Shares	50%	$26.00	$5.20	-80.00%
Gold	50%	$1,300.00	$1,430.00	+10.00%

Basket performance factor = final basket value / initial basket value

Initial basket value = 100

Final basket value = 100 × [1 + sum of (component return of each basket component × basket weighting of that basket component)]

Using the hypothetical values above, the sum of the component return of each basket component times the basket weighting of that basket component:

[($5.20 - $26.00) / $26.00] × 50% = -40.00%

[($1,430.00 - $1,300.00) / $1,300.00] × 50% = 5.00%

Final basket value	= 100 × (1 + (-40%) + 5%), which equals 65

Basket performance factor	= 65 / 100, which equals 65%

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In the above example, the final component value of gold is higher than its initial component value, but the final component value of the ETF Shares is significantly lower than its initial component value. Accordingly, although the final component value of one of the basket components has increased in value over its initial component value, the final component value of the other basket component has declined and, because it has declined significantly, its decline more than offsets the increase in the other basket component and, consequently, the basket performance factor is less than 100%.

Because the final basket value is less than the initial basket value by an amount greater than the buffer amount of 30.00%, in this example, the payment at maturity per security will equal $10 times the sum of (i) the basket performance factor and (ii) the buffer amount; or

$10 × (65% + 30%)    =    $9.50

The payment at maturity per security will be $9.50, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket plus the buffer amount.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest and you could lose up to 70.00% of your principal at maturity. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide a minimum payment at maturity of only 30.00% of your principal, subject to the credit risk of JPMorgan Financial and JPMorgan Chase & Co. If the final basket value has declined by an amount greater than the buffer amount of 30.00% from the initial basket value, you will receive for each securities that you hold a payment at maturity that is less than the stated principal amount of each securities by an amount proportionate to the decline in the value of the basket, plus $3.00 per security. Accordingly, you could lose up to 70.00% of your principal.

▪	The appreciation potential of the securities is limited by the maximum payment at maturity. The appreciation potential of the securities is limited by the maximum payment at maturity of $17.00 (170.00% of the stated principal amount) per security. Because the maximum payment at maturity will be limited to 170.00% of the stated principal amount for the securities, any increase in the final basket value by more than 70.00% will not further increase the return on the securities.

▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the final basket value and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF or a successor market for gold, calculation of the final component value of either basket component in the event of a discontinuation or material change in method of calculation of the ETF or discontinuation of trading of gold on its relevant market, as applicable, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors —

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Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Furthermore, the gold spot price is administered by the LBMA or an independent service provider appointed by the LBMA, and one of our affiliates is a price participant that contributes to the determination of the gold spot price. We and our affiliates will have no obligation to consider your interests as a holder of the securities in taking any actions in connection with our role as a price participant that might affect the securities.

▪	Correlation (or lack of correlation) of performances among the basket components may reduce the performance of the basket, and changes in the values of the basket components may offset each other. The securities are linked to an equally weighted basket consisting of the basket components. Movements and performances of the basket components may or may not be correlated with each other. At a time when the value of one or more of the basket components increases, the values of the other basket components may not increase as much or may decline. Therefore, in calculating the final basket value, increases in the value of one or more of the basket components may be moderated, or more than offset, by the lesser increases or declines in the values of the other basket components. High correlation of movements in the values of the basket components during periods of negative returns could have an adverse effect on your return on your investment. There can be no assurance that the final basket value will be greater than the initial basket value.

▪	The estimated value of the securities is lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities exceeds the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document

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for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the values of the basket components, including:

¡	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

¡	customary bid-ask spreads for similarly sized trades;

¡	our internal secondary market funding rates for structured debt issuances;

¡	the actual and expected volatility of the basket components;

¡	the time to maturity of the securities;

¡	dividend rates on the ETF and the equity securities held by the ETF;

¡	supply and demand trends at any time for gold;

¡	the actual and expected positive or negative correlation among the basket components, or the actual and expected absence of any such correlation;

¡	interest and yield rates in the market generally;

¡	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the ETF and the correlation among those rates and the values of the ETF Shares;

¡	the occurrence of certain events to the ETF that may or may not require an adjustment to the share adjustment factor; and

¡	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing in the ETF Shares. Investing in the securities is not equivalent to investing in the basket, the basket components, the index tracked by the ETF Shares, which we refer to as the underlying index, or the stocks underlying the ETF Shares or the underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the underlying index or the stocks underlying the ETF Shares or the underlying index.

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▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the securities. Those responsible for calculating and maintaining the ETF Shares and the underlying index can add, delete or substitute the components of the ETF Shares or the underlying index, or make other methodological changes that could change the value of the ETF Shares or the underlying index. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the securities.

▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on a securities exchange and a number of similar products have been traded on various securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF Shares, and consequently, the value of the securities.

▪	The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share. The ETF does not fully replicate the underlying index and may hold securities different from those included in the underlying index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the performance of the ETF Shares and the underlying index. In addition, corporate actions with respect to the equity securities underlying the ETF (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the underlying index. Finally, because the ETF Shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per ETF Share and the liquidity of the ETF Shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem ETF Shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell ETF Shares. As a result, under these circumstances, the market value of ETF Shares may vary substantially from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the underlying index as well as its net asset value per ETF Share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

▪	Risks associated with the gold and silver mining industries with respect to the ETF. All or substantially all of the equity securities underlying the ETF Shares are issued by gold or silver mining companies. Because the value of the securities is linked in part to the performance of the ETF Shares, an investment in these securities will be subject to risks associated with the gold and silver mining industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. Also, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico, China and Peru.

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▪	The securities are subject to risks associated with securities issued by non-U.S. companies, with respect to the ETF Shares. A portion of the equity securities underlying the ETF Shares have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

▪	The securities are subject to currency exchange risk with respect to the ETF Shares. Because the prices of the non-U.S. equity securities underlying the ETF Shares are converted into U.S. dollars for purposes of calculating the net asset value of the ETF Shares, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities underlying the ETF Shares trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities underlying the ETF Shares denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the ETF Shares will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

¡	existing and expected rates of inflation;

¡	existing and expected interest rate levels;

¡	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

¡	political, civil or military unrest in the countries issuing those currencies and the United States; and

¡	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

▪	We have no affiliation with the ETF. To our knowledge, we are not currently affiliated with any issuers of the stocks underlying the ETF or the underlying index. We have not independently verified any of the information about the ETF and the underlying index contained in this document or the underlying supplement. You should make your own investigation into the ETF and the underlying index. We are not responsible for the ETF’s public disclosure of information, whether contained in SEC filings or otherwise.

▪	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the applicable share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

▪	The notes are not regulated by the Commodity Futures Trading Commission (the “CFTC”). The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell any futures contracts or options on futures contracts for your benefit. An investment in the securities thus does not constitute either an investment in futures contracts or options on futures contracts or an interest in a collective investment vehicle that trades in these futures contracts (i.e., the securities will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the CFTC. Among other things, this means that we are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. For example, the price you pay to purchase

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securities will be used by us for our own purposes and will not be subject to customer funds segregation requirements provided to customers that trade futures on an exchange regulated by the CFTC.

Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool, and its operator may be required to register with and be regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s protections afforded to persons who invest in regulated commodity pools.

▪	The prices of commodities, such as gold, are characterized by high and unpredictable volatility. Market prices of commodities tend to be highly volatile and may fluctuate rapidly based on numerous factors. The prices of commodities are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

▪	The market price of gold will affect the value of the securities. Because the securities are linked in part to gold, we expect that generally the market value of the securities will depend in part on the market price of gold. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.

▪	An investment in the notes may be subject to risks associated with the LBMA. The securities are linked in part to gold, whose price is determined by the LBMA or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA gold prices as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the official afternoon London gold price in U.S. dollars per troy ounce, which could adversely affect the value of the notes. The LBMA has no obligation to consider your interests in calculating or revising the official afternoon London gold price.

▪

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The securities are linked in part to gold and not to a diverse basket of commodities or a broad-based commodity index. The gold spot price may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because

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the securities are linked in part to the price of a single commodity, they carry greater risk and may be more volatile than securities linked to the prices of multiple commodities or a broad-based commodity index.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the values of the basket components and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have affected the value of a basket component and, therefore, could potentially increase the value that the final component value of an basket component must reach so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final basket value and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS regarding the securities. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS was successful in asserting an alternative treatment, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein.

Even if the treatment of the securities is respected, the IRS may assert that the securities constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the securities that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the securities.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

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Basket Overview

The basket is an equally weighted basket composed of the ETF Shares and gold.

Basket components

The VanEck VectorsTM Gold Miners ETF. The VanEck VectorsTM Gold Miners ETF is an exchange-traded fund of the VanEck VectorsTM ETF Trust, a registered investment company. Effective May 1, 2016, the name of the VanEck VectorsTM ETF Trust was changed from “Market Vectors ETF Trust” to its current name, and the name of the VanEck VectorsTM Gold Miners ETF was changed from “Market Vectors Gold Miners ETF” to its current name. The VanEck VectorsTM Gold Miners ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold or silver. Information provided to or filed with the SEC by the Market Vectors ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. In addition, information regarding the VanEck VectorsTM Gold Miners ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information about the VanEck VectorsTM Gold Miners ETF , see “Fund Descriptions — The Market Vectors Gold Miners ETF” in the accompanying underlying supplement.

Gold. References to “gold” in this document refer to gold that meets the LBMA’s specifications for good delivery and fineness. On any day, the gold spot price is the official afternoon London gold price for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars per troy ounce, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and displayed on the Bloomberg Professional® service under the symbol “GOLDLNPM” on that day. For additional information about the LBMA, see “The London Bullion Market Association” in Annex A to this pricing supplement.

Basket component information as of September 9, 2016
	Bloomberg Ticker Symbol	Current Value	52 Weeks Ago	52 Week High	52 Week Low	Basket weighting

The VanEck VectorsTM Gold Miners ETF	GDX	$26.38	$13.13	$31.32	$12.47	50%

Gold	GOLDLNPM	$1,330.85	$1,109.85	$1,366.25	$1,049.40	50%

The following graph is calculated to show the performance of the basket during the period from January 4, 2011 through September 9, 2016, assuming the basket components are weighted as set out above such that the initial basket value was 100 on January 4, 2011 and illustrates the effect of the offset and/or correlation among the basket components during that period. The graph does not take into account the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the securities. You cannot predict the future performance of any basket component or of the basket as a whole, or whether increases in the value of any basket component will be offset by decreases in the values of the other basket components. The historical value performance of the basket and the degree of correlation between the value trends of the basket components (or lack thereof) should not be taken as an indication of its future performance.

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The following graphs set forth the official daily values for each of the basket components for the period from January 3, 2011 through September 9, 2016 with respect to the ETF Shares and January 4, 2011 through September 9, 2016 with respect to gold. The related tables set forth the published high and low, as well as end-of-quarter, closing price or gold spot price, as applicable, for each respective basket component for each quarter in the same period. The closing price of an ETF Share on September 9, 2016 was $26.38 and the gold spot price on September 9, 2016 was $1,330.85. We obtained the closing price and gold spot price information above and the information in the tables and graphs from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical values and historical performance of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the closing prices or the gold spot prices of the basket components and basket closing value on the valuation date. There can be no assurance that the basket will appreciate over the term of the securities so that you do not suffer a loss on your initial investment in the securities.

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The VanEck VectorsTM Gold Miners ETF	High	Low	Period End
2011
First Quarter	$60.79	$53.12	$60.06
Second Quarter	$63.95	$51.80	$54.59
Third Quarter	$66.69	$53.75	$55.19
Fourth Quarter	$63.32	$50.07	$51.43
2012
First Quarter	$57.47	$48.75	$49.57
Second Quarter	$50.37	$39.34	$44.77
Third Quarter	$54.81	$40.70	$53.71
Fourth Quarter	$54.25	$44.85	$46.39
2013
First Quarter	$47.09	$35.91	$37.85
Second Quarter	$37.45	$22.22	$24.41
Third Quarter	$30.43	$22.90	$25.06
Fourth Quarter	$26.52	$20.39	$21.12
2014
First Quarter	$27.73	$21.27	$23.60
Second Quarter	$26.45	$22.04	$26.45
Third Quarter	$27.46	$21.35	$21.35
Fourth Quarter	$21.94	$16.59	$18.38
2015
First Quarter	$22.94	$17.67	$18.24
Second Quarter	$20.82	$17.76	$17.76
Third Quarter	$17.85	$13.04	$13.74
Fourth Quarter	$16.90	$13.08	$13.72
2016
First Quarter	$20.86	$12.47	$19.97
Second Quarter	$27.71	$19.53	$27.71
Third Quarter (through September 9, 2016)	$31.32	$25.49	$26.38

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Gold	High	Low	Period End
2011
First Quarter	$1,447.00	$1,319.00	$1,439.00
Second Quarter	$1,552.50	$1,418.00	$1,505.50
Third Quarter	$1,895.00	$1,483.00	$1,620.00
Fourth Quarter	$1,795.00	$1,531.00	$1,531.00
2012
First Quarter	$1,781.00	$1,598.00	$1,662.50
Second Quarter	$1,677.50	$1,540.00	$1,598.50
Third Quarter	$1,784.50	$1,556.25	$1,776.00
Fourth Quarter	$1,791.75	$1,650.50	$1,657.50
2013
First Quarter	$1,693.75	$1,574.00	$1,598.25
Second Quarter	$1,598.25	$1,192.00	$1,192.00
Third Quarter	$1,419.50	$1,212.75	$1,326.50
Fourth Quarter	$1,361.00	$1,195.25	$1,204.50
2014
First Quarter	$1,385.00	$1,221.00	$1,291.75
Second Quarter	$1,325.75	$1,242.75	$1,315.00
Third Quarter	$1,340.25	$1,213.50	$1,216.50
Fourth Quarter	$1,250.25	$1,142.00	$1,206.00
2015
First Quarter	$1,295.75	$1,147.25	$1,187.00
Second Quarter	$1,225.00	$1,164.60	$1,171.00
Third Quarter	$1,168.00	$1,080.80	$1,114.00
Fourth Quarter	$1,184.25	$1,049.40	$1,060.00
2016
First Quarter	$1,277.50	$1,077.00	$1,237.00
Second Quarter	$1,324.55	$1,212.10	$1,320.75
Third Quarter (through September 9, 2016)	$1,366.25	$1,309.25	$1,330.85

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:

If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 securities
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — The estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Secondary market prices of the securities:

For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities

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for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of securities at the issue price. The securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the securities. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the securities described above, in which case the timing and character of any income or loss on your securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a securities. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the securities.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the securities Work” in this document for an illustration of the risk-return profile of the securities and “Basket Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus)
the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the

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estimated cost of hedging our obligations under the securities.
Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan
Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth
Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each securities.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and
Hedging” in the accompanying product supplement.

Validity of the securities and the guarantee:

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the securities offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan
Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number
(800) 869-3326).

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Where you can find more information:

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•   Product supplement no. MS-1-I dated June 3, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

•   Underlying supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

•  Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us” and “our” refer to JPMorgan Financial.

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Annex A

The London Bullion Market Association

All information regarding the markets described below is derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the relevant market.

The London gold market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently composed of 81 full members (including 13 market-making members) and 66 associates located in more than 30 countries.

As of March 23, 2015, the traditional London gold Fix has been replaced by the LBMA gold price. ICE Benchmark Administration (“IBA”) provides the auction platform, methodology as well as overall independent administration of the electronic auction process of the LBMA gold Price.

The auction takes place twice daily at 10:30 a.m. and 3:00 p.m. London time and is set by a series of auction rounds where participants that have been accredited by the LBMA to contribute to the LBMA gold price input their buy and sell volume orders. The auction has an independent chairperson, appointed by IBA to determine the price for each round and ensure that the price responds appropriately to market conditions. The chairperson sets the starting price and the price for each round in line with current market conditions and the activity in the auction. Participants then enter buy and/or sell orders by volume (i.e., number of ounces). If the net volume of all participants falls within the pre-determined tolerance at the end of a round, the auction will be complete, with all volume tradable at that price.

Postponement of a Determination Date

The provisions relating to postponement of a Determination Date (as defined in the accompanying product supplement) as set forth in the accompanying product supplement will apply, except that if a Determination Date is or has been postponed to the applicable Final Disrupted Determination Date and, on that day, the gold spot price has not been established in accordance with the postponement provisions of the accompanying product supplement that apply prior to the applicable Final Disrupted Determination Date, the gold spot price for that Determination Date will be determined by the calculation agent on the applicable Final Disrupted Determination Date and will be deemed to be the calculation agent’s good faith estimate of the price of gold on that Final Disrupted Determination Date that would have prevailed but for the relevant Disrupted Day.

For purposes of the accompanying product supplement, with respect to gold:

▪	the “Underlying Value” on any relevant day means the gold spot price on that day.

▪	a “Disrupted Day” means a day that is not a trading day with respect to gold or a day on which a market disruption event occurs or is continuing with respect to gold;

▪	a “scheduled trading day” is a day, as determined by the calculation agent, on which the relevant market is scheduled to open for purposes of determining the price of gold;

▪	a “trading day” is a day, as determined by the calculation agent, on which the relevant market is open for purposes of determining the price of gold;

▪	the “relevant market” means the LBMA or an independent service provider appointed by the LBMA, as applicable, to calculate and administer the gold spot price or the primary exchange or market of trading related to gold or any futures or options contracts relating to gold. All references to the LBMA with respect to gold will also be deemed to refer to any relevant successor exchange with respect to gold; and

▪	a “market disruption event” means:

▪	a suspension, absence or material limitation of trading in (a) gold on its relevant market, as determined by the calculation agent, or (b) futures or options contracts relating to gold on the relevant market for those contracts, as determined by the calculation agent;

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▪	any event that materially disrupts or impairs the ability of market participants to (a) effect transactions in, or obtain market values for, gold on its relevant market or (b) effect transactions in, or obtain market values for, futures or options contracts relating to gold on its relevant market;

▪	the failure to open or the closure prior to the scheduled weekday closing time (without regard to after hours or any other trading outside of the regular trading session hours) of the relevant market for gold on a scheduled trading day; or

▪	the London gold price is not published by the relevant market and/or Bloomberg,

in each case as determined by the calculation agent in its sole discretion; and

▪	a determination by the calculation agent in its sole discretion that the applicable event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Buffered Plus.

Discontinuation of Trading in, or Physical Delivery of, Gold on Its Relevant Market; Alternative Method of Calculation

If the relevant market of gold discontinues trading in, or physical delivery of, gold and gold is traded, or the physical delivery of gold is effectuated, on another exchange (a “successor relevant market”) or if the gold spot price is no longer made available by the original price source and a price for gold is available from another source (a “successor gold price”), the calculation agent may, in its sole discretion, determine the gold spot price on any Determination Date by reference to the price of gold on that successor relevant market or by reference to that successor gold price, as applicable, on that day.

If the relevant market discontinues trading in, or the physical delivery of, gold or if the gold spot price is no longer made available by the original price source prior to, and that discontinuation is continuing on, any Determination Date and the calculation agent determines, in its sole discretion, that no successor relevant market or no successor gold price, as applicable, is available at that time, or if the calculation agent has previously selected a successor relevant market and trading in, or the physical delivery of, gold is discontinued on that successor relevant market prior to, and that discontinuation is continuing on, that Determination Date, or if the calculation agent has previously selected a successor gold price and that successor price is no longer made available by its price source prior to that Determination Date, then the calculation agent will determine the gold spot price for gold for that date in good faith and in a commercially reasonable manner.

Notwithstanding these alternative arrangements, discontinuation of trading or physical delivery on the relevant market in gold or the unavailability of the gold spot price may adversely affect the value of the securities.

If at any time the method of calculating the gold spot price is changed in a material respect by the relevant market or any successor relevant market for gold, or if the reporting thereof is in any other way modified so that the gold spot price does not, in the opinion of the calculation agent, fairly represent the value of gold, the calculation agent will, at the close of business in New York City on each day on which the gold spot price for gold is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for gold.

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